BOMBAY ANNOUNCES MANAGEMENT SUCCESSION DEVELOPMENTS

FOR IMMEDIATE RELEASE - March 3, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported today that the Company and Mr. James D. Carreker, Chairman of the Board and Chief Executive Officer, have mutually agreed to render inoperative the automatic renewal provision contained in Mr. Carreker’s employment agreement dated August 20, 2003, which would otherwise provide for the extension of the agreement for one year from June 3, 2006 to June 3, 2007. Mr. Carreker will continue to serve in his current position through the end of the contract term, and the parties remain in discussions regarding a future arrangement.

Mr. Carreker noted, “This announcement is consistent with the succession planning which has been in place since I assumed the additional position of CEO. Bombay has had three challenging years focused on the significant repositioning of its stores, infrastructure and merchandise assortment. I will now work with the Board to recruit successor leadership capable of capitalizing on the changes made to create long-term shareholder value.”

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 490 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to the risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission, which the Company urges investors to consider.

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